Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement on Form S-1 of our report dated March 23, 2011 with respect to financial statements of Guardian 8 Holdings for the year ended December 31, 2010 and for the period from June 8, 2009 (inception) to December 31, 2009, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in each of the Registration Statement and the Prospectus to which the Registration Statement relates.

/s/ Weaver & Martin LLC
Weaver & Martin LLC
Kansas City, Missouri

April 1, 2011